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                                                                                                                    EXHIBIT 12

                       UNITED TECHNOLOGIES CORPORATION AND SUBSIDIARIES
                      Computation of Ratio of Earnings to Fixed Charges
                                    (Millions of Dollars)


                                                                                    Years Ended December 31,

                                                                  1996          1995          1994          1993          1992
Fixed Charges:
   Interest on indebtedness                                 $      221    $      244    $      275    $      251    $      282
   Interest capitalized                                             16            16            19            29            52
   One-third of rents*                                              87            88           101           115           135

   Total Fixed Charges                                      $      324    $      348    $      395    $      395    $      469

Earnings:
   Income (loss) before income taxes
   and minority interests                                   $    1,560    $    1,344    $    1,076    $      909    $      200

   Fixed charges per above                                         324           348           395           395           469
   Less: interest capitalized                                      (16)          (16)          (19)          (29)          (52)
                                                                   308           332           376           366           417

   Amortization of interest capitalized                             38            41            43            42            43

   Total Earnings                                           $    1,906    $    1,717    $    1,495    $    1,317    $      660

Ratio of Earnings to Fixed Charges                                5.88          4.93          3.78          3.33          1.41



*  Reasonable approximation of the interest factor.


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